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Exhibit 2.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        Amendment No. 1, dated as of October 18, 2004 (this "Amendment"), to the Rights Agreement, dated as of October 5, 1998 (the "Rights Agreement"), between The MacNeal-Schwendler Corporation (now MSC.Software Corporation), a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (now Mellon Investor Services LLC), as Rights Agent (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement; and

        WHEREAS, the Board of Directors of the Company has duly authorized and adopted this Amendment.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

        1.     The definition of "Exempt Person" in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

          "Exempt Person" shall mean (i) the Company, any Subsidiary of the Company and any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any trust or other entity organized, established or holding shares of Common Stock by, for or pursuant to, the terms of such plan, and (ii) any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (within the meaning of Section 1(b)), on October 18, 2004, of a number of shares of Voting Stock having in the aggregate more than 12.5 percent but less than 20 percent of the general voting power so long as such Person, alone or together with all Affiliates and Associates of such Person, does not become the Beneficial Owner of one or more additional shares of Voting Stock after such date unless upon becoming such Beneficial Owner of such additional share or shares of Voting Stock such Person is not the Beneficial Owner of 12.5 percent or more of the general voting power."

        2.     The definition of "Substantial Block" in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

          "Substantial Block" shall mean a number of shares of Voting Stock having in the aggregate 20 percent or more of the general voting power; provided, however, that from October 18, 2004 until the date that is 90 days after the first date that the Company is in full compliance with its filing requirements under Section 13 of the Exchange Act, "Substantial Block" shall mean a number of shares of Voting Stock having in the aggregate 12.5 percent or more of the general voting power.

        3.     Section 3(a) of the Rights Agreement is amended in its entirety to read as follows:

          "(a) Until the Close of Business on the earlier of (i) the tenth Business Day after a Stock Acquisition Date or (ii) the tenth Business Day (or such later date as the Company's Board of Directors shall determine) after the date of the commencement by any Person (other than an Exempt Person as defined in clause (i) but not clause (ii) of the definition of "Exempt Person") of, or the date of the first public announcement (such commencement date or announcement date being herein referred to as the "Offer Date") of the intent of any Person (other than an Exempt Person as defined in clause (i) but not clause (ii) of the definition of "Exempt Person") to commence, a tender or exchange offer upon the successful consummation of which such Person, together with its Affiliates and Associates, would be the Beneficial Owner of a Substantial Block (irrespective of whether any shares are actually purchased pursuant to such offer) (the tenth Business Day after the first to occur of a Stock Acquisition Date or an Offer Date being herein referred to as the "Distribution Date"),

            (i)    the Rights will automatically attach to, and be evidenced by, the certificates for Common Stock registered in the names of the holders of Common Stock (which certificates for Common Stock shall be deemed also to be Right Certificates) and not by separate Right Certificates, and

            (ii)   each Right will be transferable only in connection with the transfer of the underlying shares of Common Stock.

          As soon as practicable after the Distribution Date, the Rights Agent will mail, by first-class, insured, postage prepaid mail, to each record holder of Common Stock as of the Close of Business on the Distribution Date, as shown by the records of the Company at the Close of Business on the Distribution Date, at the address of such holder shown on such records, a Right Certificate, in substantially the form of Exhibit A hereto, evidencing one Right for each share of Common Stock so held."

        4.     This Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        5.     This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of that State applicable to contracts to be made and performed entirely within such State. The rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws in effect in such State.

        6.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MSC.SOFTWARE CORPORATION
By:	/s/ FRANK PERNA, JR. Name: Frank Perna, Jr. Title: Chief Executive Officer

MELLON INVESTOR SERVICES LLC
By:	/s/ MICHAEL DZIECIOLOWSKI Name: Michael Dzieciolowski Title: Client Service Manager

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  Exhibit 2.2